Exhibit 10.1

Employment Agreement

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of the 22nd day of December, 2006 (the “Effective Date”), by and between Tucson Electric Power Company (the “Company”), an Arizona corporation, and Dennis R. Nelson (the “Employee”). Company and Employee may be referred to collectively hereinafter as the “Parties” and singly as a “Party”.

RECITALS
WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company, its shareholders and the Employee to enter into an employment agreement to retain the services of the Employee; and

WHEREAS, the Employee agrees to the terms of the employment agreement offered by the Company as set forth herein.

NOW, THEREFORE, in consideration of the Employee’s continued service to the Company and the mutual agreements herein contained, and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

AGREEMENT

ARTICLE 1
Term and Termination

1.1   Employment Period. The Employee shall be employed by the Company for a term commencing as of the Effective Date and ending on June 1, 2007, unless sooner terminated in accordance with the provisions of this Agreement (the “Term”).

1.2    Qualifying Termination. The term “Qualifying Termination” shall mean the occurrence of:

(a) the Company or its successor terminates the Employee’s employment, other than for the reasons delineated in Sections 1.6(a)(i) or 1.6(a)(ii) hereto, during the Term; or

(b) During the Term, the Employee terminates employment with the Company or its successor for any of the reasons delineated in Sections 1.6(b)(i), 1.6(b)(ii), 1.6(b)(iii), or 1.6(b)(iv) hereto.

1.3    Compensation.

(a)    For all services rendered by the Employee in any capacity during the Term, including services as an executive, officer, director, or member of any committee of the Company or any subsidiary or affiliate thereof, the Company shall pay the Employee a fixed salary at a rate of not less than Employee’s salary in effect as of the Effective Date, subject to such periodic increases as the Board of Directors, or a committee designated by said Board, shall deem appropriate in accordance with the Company’s customary procedures and practices regarding the salaries of senior management employees. Such salary shall be payable in accordance with the customary payroll practices of the Company. Such periodic increases in salary, once granted, shall not be subject to revocation.

(b)    Nothing in this Agreement shall preclude or affect any rights or benefits that may now or hereafter be provided for the Employee or for which the Employee may be or become eligible under any bonus or other form of compensation or employee benefit plan now existing or that may hereafter be adopted or awarded by the Company. Specifically, the Employee shall:

(i)	participate in the Company’s Retirement Plan and any related excess benefit or supplemental retirement program (hereinafter referred to collectively as the “Retirement Program”);

(ii)	participate in the Company’s Deferred Compensation Plan;

(iii)	participate in the Company’s 401k Plan;

(iv)	participate in any stock option, stock appreciation right, equity incentive or deferred compensation plan maintained by the Company;

(v)	participate in the Company’s death benefit plans;

(vi)	participate in the Company’s disability benefit plans;

(vii)	participate in the Company’s medical, dental and health and welfare plans;

(viii)	participate in the Company’s annual incentive plan; and

(ix)
participate in equivalent successor plans thereto for which senior management employees are eligible; provided, however, that nothing in this Agreement shall preclude the Company from amending or terminating any such plan or program, on the condition that such amendment or termination is applicable to all of the Company’s senior management employees generally.

1.4   Business Expenses. The Company shall pay or reimburse the Employee for all reasonable travel or other expenses incurred in connection with the performance of the Employee’s duties under this Agreement in accordance with such procedures as the Company may from time to time establish.

1.5   Additional Benefits. Nothing in this Agreement shall affect the Employee’s eligibility to participate in all group health, dental, hospitalization, life, travel or accident or other insurance plans or programs and all other perquisites, fringe benefit or retirement plans or additional compensation, including termination pay programs, which the Company may hereafter, in its sole and absolute discretion, elect to make available to its senior management employees generally, and the Employee shall be eligible to receive, during his employment, all benefits and emoluments for which key employees are eligible under every such plan, program, perquisite or arrange-ment to the extent permissible under the general terms and provisions thereof.

1.6  Termination of Employment. Notwithstanding any other provision of this Agreement, the Employee’s employment with the Company may be terminated:

(a)   by the Company:

(i)
in the event of the Employee’s fraud or dishonesty which has resulted or is likely to result in material economic damage to the Company or any of its subsidiaries, as determined by a vote of two-thirds (2/3) of the Directors of the Company at a meeting of the Board of Directors at which the Employee had an opportunity to be heard and such termination is based on facts and circumstances known by a majority of the non-employee Directors for a period of no more than twelve (12) months by written notice to the Employee, specifying the event relied upon for such termination; or

(ii)
upon the Disability or death of the Employee. For purposes of this Agreement, the term “Disability” is defined as the inability of the Employee to engage in his regular occupation for twelve (12) consecutive months and the inability thereafter to engage in any occupation in which the Employee could reasonably expect to engage giving due consideration to the Employee’s education, training and experience. The Employee must be under the regular medical care of a physician in connection with treatment for such Disability.

(b) by the Employee:

(i)
if, during the Term, there has been any material change by the Company of the Employee’s status, title, authority, duties or responsibilities which change would cause the Employee’s position with the Company to become of less responsibility or scope from that which the Employee held immediately prior to such change;

(ii)
upon the assignment or reassignment by the Company or by one of its subsidiaries of the Employee to another place of employment more than fifty (50) miles from the Employee’s current place of employment;

(iii)
upon the liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation with a net worth at least equal to that of the Company assumes this Agreement and all obligations and undertakings of the Company hereunder; or

(iv)         upon a reduction in the Employee’s target compensation or any component thereof during the Term, except as part of a salary reduction program affecting the Company’s management employees generally, or other material breach of this Agreement by the Company or any of its subsidiaries, by written notice to the Company, specifying the event or events relied upon for such termination. For the purpose of this Agreement, “target compensation” shall include the Employee’s base salary plus the opportunity to participate in the Company’s annual incentive plan and the Company’s 1994 Omnibus Stock and Incentive Plan or any successor plans thereto (the “Plan”), at the same level and terms available to the Employee as of the Effective Date; or

(c) by either the Company or the Employee, if the Employee accepts employment or a consulting position with another company.

ARTICLE II
Compensation Upon Termination

2.1   Basic Severance Payment. In the event of a Qualifying Termination, the Company shall, as liquidated damages or severance pay, or both, pay to the Employee and provide the Employee and the dependents, beneficiaries and estate of the Employee within thirty (30) business days after such Qualifying Termination of employment with the a lump sum cash amount equal to:

(a)	three hundred thousand dollars ($300,000), less any amount paid under Section 2.1(b) below; and

(b)	any annual target bonus owing but unpaid for 2006; and

(c)           a prorated annual target bonus for the short year in which the Qualifying Termination occurs.

2.2  Retiree Medical Plan. The Parties agree that the regardless of the actual date of Employee’s termination, Employee shall be entitled to participate in the Company retiree medical plan as in effect on the Effective Date.

2.3   Service and Benefit Credit. The Parties agree that if the Employee is terminated before June 1, 2007, the Employee shall receive service credit for eligibility and benefit purposes, including with respect to the Retirement Program, for the period between the actual date of termination and June 1, 2007, as if the Employee had continued to be employed up to June 1, 2007.

2.4  Tax Withholding. The Company may withhold from any payment made under this Agreement, all federal, state or other tax as required by law, government regulation or ruling.

2.5   Source of Payments. All payments provided for in paragraphs 1.3 and 2.1 above shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments.

ARTICLE III
Miscellaneous

3.1   Litigation Expenses. In the event of any litigation or other proceeding between the Company and the Employee with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Company shall advance the Employee all reasonable costs and expenses relating to such litigation or other proceeding as they are incurred, including reasonable attorneys’ fees and expenses, however, if such litigation results in any settlement or judgment or order in favor of the Employer, Employee shall reimburse Employer for all such monies advanced.

Notwithstanding the preceding sentence or any provision of Arizona law to the contrary, in no event shall the Employee be required to reimburse the Company for any of the costs and expenses incurred by the Company on its own behalf relating to such litigation or other proceeding. The obligation of the Company under this paragraph 3.1 shall survive the termination of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise).

3.2   Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration. The Party desiring arbitration shall deliver written notice of demand for arbitration to the other Party within a reasonable time after the controversy or claim arises, but in no event after the date when institution of legal or equitable proceedings based on such controversy or claim would be barred by the applicable statute of limitations.

The arbitration shall be heard before a single neutral arbitrator appointed by mutual agreement of the Parties. If the Parties fail to agree upon a single arbitrator within ten (10) days of the referral of the dispute to arbitration, each Party shall choose one arbitrator who shall sit on a three-member arbitration panel. The two arbitrators so chosen shall within ten (10) days select a third arbitrator. In either case, the arbitrator(s) shall be knowledgeable in executive and employee compensation matters, and shall not have any current or past substantial business or financial relationships with any Party to the arbitration. The arbitration shall be conducted under the rules of the American Arbitration Association, except as modified herein, and shall take place in Tucson, Arizona. No discovery shall be permitted. The arbitrator shall issue a scheduling order that shall not be modified except by the mutual agreement of the Parties.

The award of the arbitrator(s) shall be final and binding and shall be enforceable in any court of competent jurisdiction.

3.3   Entire Understanding. This Agreement contains the entire understanding between the Company and the Employee with respect to the subject matter hereof and supersedes any prior employment agreement and amendment thereto between the Company and the Employee, including, without limitation, any change in control agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this Agreement.

3.4   Severability. If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall, to the full extent consistent with law, continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law, any prior agreement between the Company and the Employee shall be deemed reinstated as if this Agreement had not been executed.

3.5   Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with or transferring all or substantially all of its assets to another corporation with a net worth at least equal to that of the Company and which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term, “the Company”, as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

3.6   Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

To the Company:                 Tucson Electric Power Company
                                                P.O. Box 711
                                                Tucson, AZ 85702
                                                Attention: Corporate Secretary

To the Employee:                 Dennis R. Nelson
2901 W. Shamrell Blvd. , Suite 110
Flagstaff, Arizona 86001

with an additional copy to:

Dennis R. Nelson
366 N. Lakeview Drive
Williams, Arizona 86046

or to such other address as either Party shall have previously specified in writing to the other.

3.7   No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, or any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

3.8   Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

3.9   Modification and Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the Parties. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the Party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

3.10 Headings. The headings contained in this Agreement are included solely for convenience and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

3.11 Governing Law. This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Arizona, without regard to the choice of law provisions thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has signed this Agreement, all as of the date first above written.

TUCSON ELECTRIC POWER COMPANY

_________________________________

_________________________________
Title

EMPLOYEE

_____________________________
Dennis R. Nelson